EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

OSI Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-106176) on Form S-8 and in the registration statements (Nos. 333-75228, 333-73618, 333-100791 and 333-101716) on Form S-3 of OSI Systems, Inc. of our report dated October 7, 2004, with respect to the combined balance sheets of Spacelabs Medical as of December 31, 2002 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and for the period January 1, 2002 through July 3, 2002 and the combined statements of operations, parent’s investment and cash flows for the period from July 4, 2002 through December 31, 2002, for the period from January 1, 2003 through October 8, 2003 and for the period from October 9, 2003 through December 31, 2003, which report appears in this Form 8-K/A of OSI Systems, Inc.

Our report dated October 7, 2004, contains an explanatory paragraph that states that Spacelabs Medical was acquired on July 3, 2002 and October 9, 2003 in separate transactions accounted for as purchases. The purchase accounting on these dates resulted in assets and liabilities being recorded at their estimated fair values. Accordingly, the combined financial statements for periods subsequent to the acquisition dates are not comparable to the consolidated/combined financial statements presented for prior periods.

In addition, our report dated October 7, 2004, contains an explanatory paragraph that states that Spacelabs Medical, effective January 1, 2002, changed its method of accounting for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

KPMG LLP

Seattle, Washington

October 7, 2004